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                                                                    EXHIBIT 24.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our report dated April 16, 1997, which appears on page 28 of the 1997 Annual Report to Shareholders of Lattice Semiconductor Corporation, which is incorporated by reference in the Lattice Semiconductor Corporation Annual Report on Form 10-K for the year ended March 29, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Portland, Oregon
November 12, 1997